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                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

      ACCELERATED BENEFITS RIDER FOR CHRONIC ILLNESS AND TERMINAL ILLNESS
              (LINCOLN LIFEENHANCE(R) ACCELERATED BENEFITS RIDER)

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THE BENEFITS PAID UNDER THIS RIDER ARE INTENDED TO BE TREATED AS ACCELERATED
DEATH BENEFITS UNDER SECTION 101(g)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). THE COMPANY CONSIDERS THE BENEFITS PAID UNDER THIS RIDER TO BE ELIGIBLE FOR EXCLUSION FROM INCOME UNDER SECTION 101(a) OF THE CODE TO THE EXTENT THAT ALL APPLICABLE QUALIFICATION REQUIREMENTS UNDER THE CODE ARE MET (AND, FOR ANY CHRONIC ILLNESS BENEFIT PAYMENTS, THAT SUCH PAYMENTS DO NOT EXCEED THE PER DIEM LIMIT AS PRESCRIBED BY LAW). IF BENEFITS ARE PAID IN EXCESS OF THE APPLICABLE PER DIEM LIMIT, OR IF BENEFITS ARE PAID AND ALL APPLICABLE QUALIFICATION REQUIREMENTS ARE NOT MET, THE BENEFITS MAY CONSTITUTE TAXABLE INCOME TO THE RECIPIENT. THIS RIDER IS NOT INTENDED TO BE A QUALIFIED LONG-TERM CARE INSURANCE CONTRACT UNDER SECTION 7702B(b) OF THE CODE. THE TAX TREATMENT OF THE ACCELERATED DEATH BENEFITS MAY CHANGE, AND YOU SHOULD ALWAYS CONSULT AND RELY ON THE ADVICE OF A QUALIFIED TAX ADVISOR.
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This rider is attached to and made a part of the Policy to which it is attached
(the "Policy"). The effective date of this rider is the Policy Date. In this rider, "we", "our" or "us" means The Lincoln National Life Insurance Company; "you" and "your" means the Owner of the Policy; and "Insured" means the person named in the Policy Specifications whose life is insured under the Policy.

THIS RIDER WILL REMAIN IN FORCE FOR THE DURATION OF THE POLICY TO WHICH IT IS ATTACHED, PROVIDED THE PREMIUMS ARE TIMELY PAID AND SUBJECT TO THIS RIDER'S "TERMINATION" PROVISION.

THIS RIDER USES TERMS FOUND IN THE POLICY. THOSE TERMS HAVE THE SAME MEANING AS IN THE POLICY UNLESS WE HAVE INDICATED A CHANGE. THE RIDER ALSO CONTAINS TERMS THAT ARE NOT USED IN THE POLICY. SUCH TERMS MAY BE DEFINED WITHIN THE SENTENCES WHERE THEY APPEAR OR THEY MAY BE FOUND IN THE "DEFINITIONS" SECTION OF THIS RIDER.

THE SPECIFIED AMOUNT, ACCUMULATION VALUE AND SURRENDER VALUE, IF ANY, WILL BE REDUCED IF YOU RECEIVE ACCELERATED DEATH BENEFITS UNDER THIS RIDER AS EXPLAINED IN THE "IMPACT OF RIDER BENEFITS ON POLICY AND OTHER RIDERS" PROVISION.

THE PAYMENT OF A CHRONIC ILLNESS ONE-TIME LUMP SUM MAY RESULT IN TAXABLE INCOME AND WILL CAUSE TERMINATION OF BOTH THIS RIDER AND THE POLICY IN ACCORDANCE WITH THIS RIDER'S "TERMINATION" PROVISION.


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                               TABLE OF CONTENTS
PROVISION                                                               PAGE

Definitions                                                                3

What This Rider Provides                                                   5

Your Benefit Payment Options                                               6

Actuarial Discount Factors                                                 7

When Benefit Payments Begin and End                                        7

Conditions for Eligibility for Benefit Payments                            8

Reduction in Benefit Payment Due to Indebtedness                           8

Impact on Other Riders on the Policy                                       9

Impact of Rider Benefits on Policy and Other Riders                        9

Cost of Insurance                                                         10

Waiver of Monthly Deductions                                              11

Exclusions                                                                11

Reinstatement                                                             11

Rider Termination                                                         11


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DEFINITIONS

ACTIVITIES OF DAILY LIVING ("ADLs") The 6 basic functional abilities which measure the Insured's ability for self care and ability to live independently without Substantial Assistance from another individual. They are:

1. Bathing - The Insured's ability to wash himself or herself by sponge bath, or in either a tub or shower, including the task of getting into or out of the tub or shower.

2. Continence - The Insured's ability to maintain control of bowel or bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

3. Dressing - The Insured's ability to put on and take off all items of clothing and any necessary braces, fasteners or artificial limbs.

4. Eating - The Insured's ability to feed himself or herself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

5. Toileting - The Insured's ability to get to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

6. Transferring - The Insured's ability to move into or out of a bed, chair or wheelchair.

BENEFIT PERIOD A period of time not to exceed twelve consecutive months. Such period begins on the Monthly Anniversary Day after our receipt of all documentation provided by you necessary to satisfy all Conditions for Eligibility for Benefit Payments. A new Benefit Period will begin no earlier than the end of the current Benefit Period.

CHRONICALLY ILL (CHRONIC ILLNESS) The Insured has been certified, within the preceding 12 months, by a Licensed Health Care Practitioner as:

1. Needing Services pursuant to a Licensed Health Care Practitioner's Plan of Care as set forth in Written Certification or Written Re-certification, specifying such Services are likely to be needed for the rest of the Insured's life; AND

2.  Either:

   a. Being unable to perform (without Substantial Assistance from another individual) at least 2 Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or

   b. Requiring Substantial Supervision from another individual to protect the Insured from threats to health and safety due to Severe Cognitive Impairment.

If the Licensed Health Care Practitioner certifies that the Insured will need Services for the rest of the Insured's life due to the Insured's inability to perform (without Substantial Assistance from another individual) at least 2 Activities of Daily Living, the 90 day requirement noted in 2a. above is satisfied.

GROSS DEATH BENEFIT PROCEEDS Death Benefit Proceeds (as defined in the Policy) not reduced by any Indebtedness as defined in the Policy.

LICENSED HEALTH CARE PRACTITIONER A Physician, a registered professional nurse, licensed social worker, or other individual whom the United States Secretary of Treasury may prescribe by regulation. The Licensed Health Care Practitioner (a) must be acting within the scope of his or her license in the state of licensure when providing Written Certification or Written Re-certification required by this rider; and (b) may not be you, the Insured, or your or the Insured's immediate family.

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MAINTENANCE OR PERSONAL CARE SERVICES  Any care for which the primary purpose is the needed assistance with any of the disabilities resulting from the Insured being a Chronically Ill individual (including the protection from threats to health and safety due to Severe Cognitive Impairment).

MAXIMUM MONTHLY BENEFIT The maximum amount you are eligible to elect on a monthly basis.

MAXIMUM STATUTORY ADJUSTABLE POLICY LOAN INTEREST RATE This maximum rate is determined as follows:

The rate will not be more than the higher of the following:

1. The published monthly average (defined below) for the calendar month ending 2 months before the date on which the rate is determined; or

2.  The rate used to compute the Fixed Account under the Policy plus 1 percent.

The published monthly average referred to above is defined as:

1. Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or any successor thereto; or

2. In the event that Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer published, a substantially similar average, established by regulation, or other method, issued by the Insurance Department of the state or other jurisdiction where the Policy is delivered.

MONTHLY BENEFIT AMOUNT If elected, the amount payable to you as a Chronic Illness benefit on a monthly basis, subject to the Maximum Monthly Benefit.

PLAN OF CARE A written document signed by a Licensed Health Care Practitioner which outlines the individualized medical treatment and non-medical assistance and Services which are prescribed because the Insured suffers from loss of functional capacity or from a Severe Cognitive Impairment. The plan must specify where the care is to be provided, the type, frequency, and duration of all medication, therapy, and Services required. It must also describe the likelihood of improvement or deterioration of the Insured's condition within the next 12 months from the date the Plan of Care was prepared and must also describe the supporting evidence upon which the Licensed Health Care Practitioner has based his or her conclusions and prognosis. Such supporting evidence may include either documents or information relevant to the assessment of loss of functional capacity or to the assessment of Severe Cognitive Impairment, or both.

PER DIEM LIMIT The maximum daily benefit used in determining the Chronic Illness Maximum Monthly Benefit. The Internal Revenue Service establishes this limit annually on January 1st. We will use the limit in effect at the beginning of each Benefit Period for the entire Benefit Period.

PHYSICIAN An individual as defined in Section 1861(r)(1) of the Social Security Act. The Physician (a) must be acting within the scope of his or her license in the state of licensure when providing Written Certification or Written Re-certification required by this rider; and (b) may not be You, the Insured, or Your or the Insured's immediate family.

REMAINING BENEFIT AMOUNT The Original Benefit Amount less the amount of all Chronic Illness Monthly Benefit Amounts paid and, if applicable, less the Terminal Illness benefit paid divided by the applicable Terminal Illness actuarial discount factor.

SERVICES The necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services needed by a Chronically Ill Insured.

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SEVERE COGNITIVE IMPAIRMENT  Deterioration or loss in the Insured's intellectual capacity that is:

a. comparable to (and includes) Alzheimer's disease and similar forms of irreversible dementia; and

b. measured and confirmed by clinical evidence and standardized tests that reliably measure impairment in the following areas:

     1.  the Insured's short-term or long-term memory;

     2. the Insured's orientation as to person (such as who they are), place (such as their location), and time (such as day, month, and year); and

     3. the Insured's deductive or abstract reasoning, including judgment as it relates to safety awareness.

SUBSTANTIAL ASSISTANCE Hands-on assistance or the presence of another person within arm's reach that is necessary to prevent, by physical intervention, injury to the Insured while the Insured is performing the Activities of Daily Living.

SUBSTANTIAL SUPERVISION Continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the Insured from threats to his or her health or safety (such as may result from wandering) due to Severe Cognitive Impairment.

TERMINALLY ILL (TERMINAL ILLNESS) The Insured's life expectancy is reduced to 12 months or less.

TERMINALLY ILL (TERMINAL ILLNESS) CERTIFICATION Before any benefit can be paid for Terminal Illness, you must furnish evidence satisfactory to us. Such evidence must include a certification of the Insured's medical condition from a Physician. The certification must state that in the Physician's opinion the Insured's life expectancy has been reduced to 12 months or less.

WRITTEN CERTIFICATION Written documentation required in a form satisfactory to us completed by a Licensed Health Care Practitioner, at your or the Insured's expense, certifying that the Insured is Chronically Ill as defined herein, including a Plan of Care, and specifying that Services are likely to be needed for the rest of the Insured's Life.

WRITTEN RE-CERTIFICATION Written Certification that we must receive and approve prior to the start of each Benefit Period following the initial Benefit Period in order for you to be eligible for Chronic Illness Monthly Benefit Amounts in such subsequent Benefit Period, provided all other Conditions for Eligibility for Benefit Payments are met.

WHAT THIS RIDER PROVIDES

This rider provides for the acceleration of up to 100% of the Original Benefit Amount, as determined below, upon occurrence of a Qualifying Event provided all of the terms and conditions of this rider have been met. There are two Qualifying Events, defined below: (1) the Insured is certified as Chronically Ill; or (2) the Insured is certified as Terminally Ill.

Depending on which Qualifying Event occurs and the benefit payment option you have chosen, the Original Benefit Amount will be determined as follows, assuming all the Conditions for Eligibility for Benefit Payments have been satisfied:

A. For Chronic Illness where you have elected In Writing to receive Monthly Benefit Amounts and for Terminal Illness as determined on the Monthly Anniversary Day after our receipt of all documentation provided by you necessary to satisfy all Conditions for Eligibility for Benefit Payments:

    1. the Gross Death Benefit Proceeds after change to Death Benefit Option I (as described in the "Impact of Rider Benefits on Policy and Other Riders" provision); or

    2. If a Premium Reserve Rider is attached to the Policy, you can elect to have the Premium Reserve Rider Surrender Value paid to you prior to the calculation of the Original Benefit Amount. Refer to the "Impact on Other Riders on the Policy" provision for details.

LR631                                                               Page 5 of 12

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B.  For Chronic Illness where you have elected In Writing to receive benefits in a one-time lump sum as determined on the date all Conditions for Eligibility for Benefit Payments have been satisfied:

    1. the Policy's Gross Death Benefit Proceeds, see "Definitions"; or

    2. If a Premium Reserve Rider is attached to the Policy, the Policy's Gross Death Benefit Proceeds less the Premium Reserve Rider Accumulation Value. The Premium Reserve Rider Surrender Value will be paid to you prior to the calculation of the Original Benefit Amount. Refer to the "Impact on Other Riders on the Policy" provision for details.

There is no waiting period to receive a benefit under this rider once all Conditions for Eligibility for Benefit Payments have been satisfied and benefits will be paid retroactively to the date of our receipt of all documentation provided by you that is necessary to satisfy all Conditions for Eligibility for Benefit Payments. Furthermore, we do not require proof of incurred expenses for you to receive benefits under this rider. This rider's benefits will only be paid to the Owner of the Policy and will only be paid by check or other method made available by us. Any benefit paid during the Policy's Contestable Period is subject to the "Incontestability" provision of the Policy.

YOUR BENEFIT PAYMENT OPTIONS

(1) FOR A CHRONIC ILLNESS QUALIFYING EVENT

   You may elect In Writing to receive the benefit as either (a) Monthly Benefit Amounts or (b) a one-time lump sum payment.

   (a) MONTHLY BENEFIT AMOUNTS - Provided all Conditions for Eligibility for Benefit Payments have been satisfied, you may elect to receive accelerated monthly benefit payments (the "Monthly Benefit Amount") without losing the option of electing a one-time lump sum payment of the Remaining Benefit Amount.

       For each Benefit Period in which you qualify to receive benefits, you may elect In Writing a Monthly Benefit Amount equal to or greater than the Minimum Monthly Benefit but not exceeding the Maximum Monthly Benefit. Both the Minimum Monthly Benefit and the Maximum Monthly Benefit are shown on the Policy Specifications. Please note that the Monthly Benefit Amount is not cumulative. The entire Maximum Monthly Benefit may be taken, but if it is not, the remaining portion cannot be used to increase future Maximum Monthly Benefits. By electing a Monthly Benefit Amount less than the Maximum Monthly Benefit, the amount of the Original Benefit Amount available for later benefit payments (the "Remaining Benefit Amount") will be reduced more slowly; however, you should consider that you may or may not re-qualify for future Written Re-certifications.

       The largest amount that may be elected is the Maximum Monthly Benefit. As shown on the Policy Specifications, the Maximum Monthly Benefit may not exceed the lesser of the percentage of the Original Benefit Amount or the monthly equivalent of the Per Diem Limit (see "Definitions" above). At the time of claim and for each subsequent Benefit Period, defined above, we will notify you of your Maximum Monthly Benefit.

       Sixty (60) days prior to the end of each Benefit Period, we will send you documentation for Written Re-certification. As part of this documentation, if your Maximum Monthly Benefit is based on the Per Diem Limit and the Per Diem Limit increases, we will provide you with an adjusted Maximum Monthly Benefit. If You elect to take the Maximum Monthly Benefit, and that amount is capped at the Per Diem Limit, the actual monthly benefit will vary based on the number of days in the month. The documentation You receive from Us will show the amount based on a 30-day policy month. To minimize a possible delay or interruption in your Chronic Illness Monthly Benefit Amount payments, provide your Written Re-certification within the requested timeframe.

LR631                                                               Page 6 of 12

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   (b) ONE-TIME LUMP SUM - If you elect a one-time lump sum payment, the
       Remaining Benefit Amount will be multiplied by the applicable Chronic Illness one-time lump sum actuarial discount factor when determining the amount of the payment (as described in the "Actuarial Discount Factors" provision). THE PAYMENT OF A ONE-TIME LUMP SUM WILL CAUSE TERMINATION OF BOTH THIS RIDER AND THE POLICY IN ACCORDANCE WITH THIS RIDER'S "TERMINATION" PROVISION.

(2) FOR A TERMINAL ILLNESS QUALIFYING EVENT

   The maximum Terminal Illness benefit payment will be the lesser of: 1) 50% of the Remaining Benefit Amount; or 2) $250,000. NOTE: THIS BENEFIT WILL ONLY BE PAID ONCE AND WILL BE PAID AS A LUMP SUM. IF YOU ELECT IN WRITING LESS THAN THE MAXIMUM BENEFIT, THE REMAINDER WILL NOT BE AVAILABLE AT A LATER DATE. The amount accelerated will be greater than the Terminal Illness benefit payment and will be determined by dividing the requested benefit payment by the applicable Terminal Illness actuarial discount factor (as described in the "Actuarial Discount Factors" provision). The amount accelerated will not be allowed to exceed the Remaining Benefit Amount.

Subject to meeting all Conditions for Eligibility for Benefit Payments, you may elect to receive accelerated benefits under multiple Qualifying Events and multiple benefit payment options as follows:

(a) Chronic Illness in Monthly Benefit Amounts and then at a later date elect the Chronic Illness one-time lump sum payment; or

(b) Chronic Illness Monthly Benefit Amounts and then at a later date elect to receive the Terminal Illness benefit. In the same Policy Month, you may receive both a Chronic Illness Monthly Benefit Amount and the Terminal Illness benefit; or

(c) Chronic Illness Monthly Benefit Amounts, then at a later date elect to receive the Terminal Illness benefit and finally receive the Chronic Illness one-time lump sum payment; or

(d) Terminal Illness benefit and then at a later date elect to receive a Chronic Illness benefit in either Monthly Benefit Amounts or the one-time lump sum payment, or both.

ACTUARIAL DISCOUNT FACTORS

A Chronic Illness one-time lump sum actuarial discount factor will be applied to the Chronic Illness one-time lump sum and a Terminal Illness actuarial discount factor will be applied to the Terminal Illness amount accelerated. This actuarial discount factor reflects the early payment of benefits available under the Policy. The actuarial discount factor used will be based on a mortality assumption and an interest rate which has been declared by us in effect on the date the benefit payment is determined. The maximum interest rate used shall not exceed the greater of:

a) the current yield on 90 day treasury bills available on the date the benefit payment is determined; or

b) the current Maximum Statutory Adjustable Policy Loan Interest Rate in effect on the date the benefit payment is determined.

WHEN BENEFIT PAYMENTS BEGIN AND END

Any benefit payable under an option chosen by You will be paid to You at the start of the Benefit Period, which is no later than the first Monthly Anniversary Day following the date We approved all documentation necessary to satisfy all Conditions for Eligibility for Benefit Payments. If applicable, We will pay a proportionate amount of the Monthly Benefit Amount in conjunction with the first payment for the number of days between the date of Our receipt of all documentation necessary to satisfy all Conditions for Eligibility for Benefit Payments and the start of the Benefit Period. Provided all of the Conditions for Eligibility for Benefit Payments are met and during any Benefit Period, any subsequent Chronic Illness Monthly Benefit Amounts will be payable on each Monthly Anniversary Day following the date of the first Monthly Benefit Amount payment.

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Chronic Illness Monthly Benefit Amounts will end when any of the following occur:

   (1) the Insured fails to meet any one of the Conditions for Eligibility for Benefit Payments;

   (2) you notify us to discontinue Monthly Benefit Amount payments;

   (3) the Remaining Benefit Amount is reduced to zero; or

   (4) this rider terminates.

In the event you request that we discontinue Monthly Benefit Amount payments and then, at a later date, you desire to begin a new Benefit Period, we will allow you to do so provided all of the Conditions for Eligibility for Benefit Payments are met.

CONDITIONS FOR ELIGIBILITY FOR BENEFIT PAYMENTS

You are eligible to receive an accelerated benefit payment if the Policy and this rider are In Force when all of the following requirements are met:

1. Our receipt and approval of the following documentation provided by you:

   a. Certification of either:

    i.     For Chronic Illness, Written Certification or Written
           Re-certification by a Licensed Health Care Practitioner, independent of us, that the Insured is a Chronically Ill individual; or

    ii. For Terminal Illness, Terminally Ill Certification by a Physician that the Insured is Terminally Ill.

   b. Our receipt of consent to make such payment, In Writing, of any assignee of record named under the Policy or any irrevocable beneficiary named under the Policy.

2. We complete, at our discretion and expense, a personal interview with, and an assessment of, the Insured, including examination or tests by a Licensed Health Care Practitioner of our choice for a Chronic Illness Qualifying Event or by a Physician of our choice for a Terminal Illness Qualifying Event; and our receipt of copies of any relevant medical records from a health care provider involved in the Insured's care; and

3. The Insured is living at the time all of the above requirements are met.

REDUCTION IN BENEFIT PAYMENT DUE TO INDEBTEDNESS

Any Chronic Illness Monthly Benefit Amount or Terminal Illness benefit paid under this rider will be first used to repay a portion of any outstanding Indebtedness under the Policy. The portion to be repaid will be determined by the product of the following:

[A / B] * C where:

   A. is Indebtedness;

   B. is the Remaining Benefit Amount immediately prior to a benefit payment;
      and

   C. is either i. or ii. noted below depending on the Qualifying Event:

      i.  the Chronic Illness Monthly Benefit Amount; or

      ii. the Terminal Illness benefit payment divided by the applicable Terminal Illness actuarial discount factor.

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If there is value in the Loan Account, the Loan Account will be reduced by the amount of the reduction in the benefit payment due to the repayment of Indebtedness.

If the Chronic Illness one-time lump sum benefit payment is elected, the benefit payment will be reduced by any outstanding Indebtedness under the Policy.

IMPACT ON OTHER RIDERS ON THE POLICY

If any of the following riders are attached to your Policy, this rider may have an impact on any benefits provided under such rider.

Premium Reserve Rider: For Chronic Illness Monthly Benefit Amounts and Terminal Illness benefit, you may elect In Writing to either include the Premium Reserve Rider Accumulation Value in the calculation of the Original Benefit Amount or receive a payment of the Premium Reserve Rider Surrender Value. Either action will terminate the Premium Reserve Rider. If you elect to include the Premium Reserve Rider Accumulation Value in the calculation of the Original Benefit Amount, the Premium Reserve Rider Accumulation Value will be transferred to the Policy's corresponding Fixed Account value, Sub-Account(s) value, and/or Loan Account value and the Premium Reserve Rider's Transfer Load will be waived. If you elect the Chronic Illness one-time lump sum payment, you will receive a payment of the Premium Reserve Rider Surrender Value and the Premium Reserve Rider will terminate.

Waiver of Monthly Deduction Rider: If the Insured is on Total Disability as provided under any Waiver of Monthly Deduction Rider, we will continue to waive the monthly deductions falling due under the Policy once payment of an accelerated benefit begins under this rider subject to the Insured's continued Total Disability.

Enhanced Surrender Value Rider: Once payment of an accelerated benefit under this rider begins, the Enhanced Surrender Value Rider will terminate.

Exec Enhanced Surrender Value Rider: Once payment of an accelerated benefit under this rider begins, the Exec Enhanced Surrender Value Rider will terminate.

IMPACT OF RIDER BENEFITS ON POLICY AND OTHER RIDERS

BENEFIT PAYMENTS UNDER THIS RIDER WILL REDUCE CERTAIN POLICY AND RIDER VALUES BY MULTIPLYING SUCH VALUES BY A REDUCTION RATIO NOTED BELOW. THE VALUES THAT WILL BE REDUCED INCLUDE THE FOLLOWING:

1. Specified Amount;

2. Accumulation Value. The Reduction Ratio will be applied to the Accumulation Value in the following order:

   (i) The Fixed Account Value and/or Sub-Account(s) will be reduced first in the same proportion as the balances are invested in such account(s);

   (ii) If insufficient value exists in the Fixed Account and Sub-Accounts to cover the reduction in Accumulation Value, the Holding Account Value, if any, will be reduced;

   (iii) If insufficient value exists in the Holding Account to cover the reduction in Accumulation Value, the most recently opened Segment in the Indexed Account, if any, will be reduced and will continue in successive order on a last in - first out basis. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment;

3. If any No-Lapse Enhancement Rider is attached to the Policy, the following will be reduced:

   (i) No Lapse Value of any No-Lapse Enhancement Rider, if attached to the Policy;

   (ii)  Reset Account Value;

   (iii) Guaranteed Minimum Death Benefit; and

   (iv)  Reset Death Benefit.

LR631                                                               Page 9 of 12

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Any reduction will occur on the Monthly Anniversary Day prior to the Monthly
Deduction. The proportion by which the above values will be reduced will be based on a Reduction Ratio, determined as follows:

A. CHRONIC ILLNESS BENEFIT PAYMENTS:

   Each Monthly Benefit Amount will reduce the above values, in each case, to an amount determined by multiplying each value by a Reduction Ratio of (b-a)/b where:

      a. is the Monthly Benefit Amount, and

      b. is the Remaining Benefit Amount immediately prior to a benefit payment.

B. TERMINAL ILLNESS BENEFIT PAYMENT:

   The payment of a Terminal Illness benefit will reduce the above values, in each case, to an amount determined by multiplying each value by a Reduction Ratio of (b-a)/b where:

      a. is the Terminal Illness benefit payment divided by the applicable Terminal Illness actuarial discount factor, and

      b. is the Remaining Benefit Amount immediately prior to the benefit payment.

If a Death Benefit Option other than Death Benefit Option I (Level) is in effect, the Death Benefit Option will be changed to Death Benefit Option I (Level) prior to the first benefit payment. No further Death Benefit Option changes are permitted.

If there is any premium in a premium deposit fund, this premium will be returned to you and will be treated as a normal return of premium and not as a benefit payment under this rider. If we return any accrued interest with the premium amount, the interest will be reported as taxable income to you.

The remainder of the provision only applies if You have received an accelerated benefit payment:

For each Policy Month you receive a rider benefit payment, we will send you a monthly report showing the change in current values under your Policy.

The Surrender Charges as shown on the Policy Specifications will be waived.

If the Policy includes a "No-Lapse Provision", the provision will terminate. This does not apply to any "No-Lapse" provided by rider.

You may not make a change in Specified Amount, a change in the Insured's Premium Class as shown on this rider's Policy Specifications, or add rider benefits or increase the amount of rider benefits.

Further, we reserve the right to transfer all value of each Sub-Account(s) to the Fixed Account. We also reserve the right to transfer all value of the Holding Account and each Indexed Account(s), if any, to the Fixed Account.

If the death of the Insured occurs while benefits are being received under this rider, we will pay the Death Benefit Proceeds, which may be less than the Remaining Benefit Amount, and the Death Benefit Proceeds will be reduced by any decrease in the Remaining Benefit Amount after the date of the Insured's death.

COST OF INSURANCE

This rider's Cost of Insurance will be part of the Monthly Deduction made under the Policy. Also, this rider's Cost of Insurance will be part of the No-Lapse Value Monthly Deduction and Reset Account Value Monthly Deduction under the No-Lapse Enhancement Rider, if attached to the Policy. The amount deducted each Policy Month will be calculated as (A) multiplied by (B) where:

(A) is the applicable rate found in the "Guaranteed Cost of Insurance Rate Per $1,000 of Policy Net Amount at Risk or Rider Net Amount At Risk" table of rates shown on the Policy Specifications; and

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(B) is either i. or ii. noted below:
    i. For any Policy Month prior to acceleration of the death benefit, the Policy's net amount at risk divided by $1,000; or
    ii. Following acceleration of the death benefit, for any Policy Month in which benefits are not payable, this rider's net amount at risk divided by $1,000.

This rider's net amount at risk is equal to the Remaining Benefit Amount at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown on the Policy Specifications, minus the Policy's Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance.

Each Policy Month you receive a Chronic Illness Monthly Benefit Amount or the Terminal Illness benefit, this rider's Cost of Insurance will be waived.

WAIVER OF MONTHLY DEDUCTIONS

Once accelerated benefit payments begin, the Policy's Monthly Deductions will continue until the Policy's Net Accumulation Value/Surrender Value (used as the basis for lapse as noted in the Policy's "Grace Period" provision), and, if attached to the Policy, the No-Lapse Enhancement Rider's No-Lapse Value, less Indebtedness, and Reset Account Value, less Indebtedness, are reduced to an amount insufficient to pay the Monthly Deduction. After this occurs, the Policy will not Lapse as long as this rider is In Force. We will stop billing you and will not allow premium payments unless otherwise agreed to by you and us. However, we will continue to accept loan repayments.

GENERAL PROVISIONS

EXCLUSIONS

This rider does not provide an accelerated benefit for Chronic Illness or Terminal Illness resulting from:

1. Intentionally self-inflicted injury or attempted suicide, while sane or insane;

2. Any act or incident of insurrection or war, declared or undeclared;

3. The Insured's participation in, or attempting to participate in, a felony, riot, or insurrection; or

4. Alcoholism or drug addiction.

REINSTATEMENT

You may reinstate this rider as part of your Policy if the Policy is terminated and reinstated. Such reinstatement will be subject to satisfactory evidence of insurability and all other terms and conditions of the Policy to which it is attached.

RIDER TERMINATION

This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first:

1. The date you request In Writing to terminate this rider;

2. The Policy's Specified Amount exceeds the Specified Amount Limit as shown on the Policy Specifications;

3. The receipt of a Chronic Illness one-time lump sum payment which will cause the termination of both this rider and the Policy to which it is attached;

4. The Remaining Benefit Amount is reduced to zero which will cause the termination of both this rider and the Policy to which it is attached;

5. Termination of the Policy; or


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6. The death of the Insured which will cause Death Benefit Proceeds to become payable under the Policy.

In addition, if you have received an accelerated benefit payment, this rider will terminate on the earliest of the following:

1. The date you take a partial surrender under the Policy; or

2. The date you take a loan under the Policy.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                                 /s/ Dennis R. Glass
                                                 -------------------
                                                       President

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